Deephaven Capital Management LLC
                            130 Cheshire Lane, Suite 102
                                 Minnetonka, MN 55305



                                                  May 24, 2006


    UbiquiTel Inc.
    One West Elm Street
    Suite 400
    Conshohocken, PA  19428
    Attn: Patricia E. Knese, Secretary

    Re:  Notice of Director Nominations for the
    2006 Annual Meeting of Stockholders

    Dear Ms. Knese:

         Deephaven Event Trading Ltd., Deephaven Distressed Opportunities Trading Ltd. and MA Deep Event Ltd. (collectively, 'Deephaven') beneficially own, as of the date hereof, an aggregate of 16,484,302 shares of common stock (the "Shares") of UbiquiTel Inc. (the "Company"), which are held in record name by Cede & Co., the nominee of the Depository Trust Company ("DTC"). As of the date hereof, Deephaven and certain of its affiliates are the beneficial owner of an aggregate of 16,977,417 shares of the common stock of the Company. As of May 11, 2006, the record date for the Annual Meeting (as defined below) (the "Record Date"), Deephaven beneficially owned an aggregate of 15,982,899 shares of common stock (the "Record Date Shares") of the Company, which were held in record name by Cede & Co., the nominee of the DTC. As of the Record Date, Deephaven and certain of its affiliates were the beneficial owner of an aggregate of 16,476,014 shares of the common stock of the Company. A letter from Deutsche Bank Securities Inc. ("Deutsche Bank") confirming the number of shares of the Company's common stock beneficially owned by each Deephaven entity and held in Deutsche Bank's DTC participant account as of the date hereof and as of the Record Date is attached hereto.

         In accordance with the relevant provisions of the Amended and Restated Bylaws of the Company (the "Bylaws"), Deephaven, as beneficial owner of the Shares, does hereby provide notice (the "Notice") to the Company that it is nominating the individuals set forth herein for election to the Board of Directors of the Company (the "Board") at the 2006 Annual Meeting of Stockholders or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Annual Meeting") to replace directors whose terms are then ending.

         In connection with a stockholder providing notice to the Company of its intent to nominate a director to the Board, Section 6(c) of Article I of the Bylaws provides:

         To be timely, a stockholder's notice must be delivered or mailed to and received at the principal executive offices of the corporation not less than forty five days nor more than seventy five days prior to the first anniversary of the date on which the proxy materials for the previous year's annual meeting of stockholders was mailed. If the date of an annual meeting of stockholders is more than thirty days before or more than thirty days after the date of the first anniversary of the previous year's annual meeting of stockholders, then a stockholder's notice is timely if delivered or mailed to and received not less than ninety days prior to the date of the annual meeting; provided, however, that in the event that less than one hundred days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

         The Annual Meeting is currently scheduled for June 27, 2006, and the Company first publicly disclosed the date of the Annual Meeting when it filed its Proxy Statement on Schedule 14A on May 15, 2006. Because the Company provided less than one hundred days' notice of the date of the Annual Meeting to stockholders, Section 6(c) of Article I of the Bylaws requires only that any stockholder notice be received by the Company no later than the close of business on the tenth day following the day on which notice of the Annual Meeting was first publicly disclosed. Thus, in fulfillment of the requirements of Section 6(c) of Article I of the Bylaws, this Notice is being provided to the Company prior to the close of business on May 25, 2006.

        You are hereby notified, in fulfillment of the requirements of Section 6(c) of Article I of the Bylaws, that Deephaven is nominating the following persons (the "Nominees") for election to the Board at the Annual Meeting:

           1        Edmond J. Thomas
           2        Matthew Halbower
           3        Mark H. Rose

         Information for each of the Nominees is included in Attachment A to this Notice. Deephaven represents that it intends to appear in person or by proxy at the Annual Meeting and nominate the Nominees. Written consent from each Nominee to be named in a proxy statement and to serve as a director is included in Attachment B to this Notice. Mr. Halbower is currently employed as a Portfolio Manager for Deephaven Capital Management LLC and Mr. Rose is currently employed as a Research Analyst and Assistant Portfolio Manager for Deephaven Capital Management LLC.

         In fulfillment of the requirements of Section 6(c) of Article I of the Bylaws, Deephaven hereby provides the following information:

         Cede & Co., the nominee of DTC, is the record holder as of the date hereof for the Shares and was the record holder as of the Record Date for the Record Date Shares. The Shares are held in Deutsche Bank's DTC participant account and Deutsche Bank's address is 60 Wall Street, New York, NY 10005.

         This Notice fully complies with the applicable provisions of the Bylaws. Any claim that this Notice is in any way defective or deficient, and all further correspondence on this matter, should be addressed to Matthew Halbower, Deephaven Capital Management LLC, 130 Cheshire Lane, Suite 102, Minnetonka, MN 55305, Tel: (952) 249-5510, Fax: (952) 249-5316
    so that there is adequate opportunity to address such claim in a timely fashion.

                      Very truly yours,

                      DEEPHAVEN EVENT TRADING LTD.

                      By:  \s\ Matthew Halbower
                      Name:  Matthew Halbower
                      Title: Portfolio Manager



                      DEEPHAVEN DISTRESSED OPPORTUNITIES TRADING LTD.

                      By:  \s\ Matthew Halbower
                      Name:  Matthew Halbower
                      Title: Portfolio Manager



                      MA DEEP EVENT LTD.

                      By:  \s\ Matthew Halbower
                      Name:  Matthew Halbower
                      Title: Portfolio Manager

                                 Attachment A

                             Nominee Information

         Edmond J. Thomas

         Mr. Thomas has been a policy advisor and partner at Harris, Wiltshire & Grannis, LLP since September 2005. From February 2002 to June 2005, he served as the Chief Engineer of the Federal Communications Commission. From March 2000 to February 2002, Mr. Thomas served as President and CEO of MMRadiolink, a manufacturer of millimeter wave digital radio equipment based in the U.K. From March 1998 to June 1999, Mr. Thomas served as President and CEO of RSL USA, an international telecommunications company and prior to that he was President of Science and Technology at Bell Atlantic. He has also served on the academic advisory boards of the University of Colorado, the Polytechnic University and the State University of New York College of Technology. Mr. Thomas is 63 years old.

         In connection with Mr. Thomas' service as a Nominee, Deephaven Capital Management LLC entered into an Indemnification Agreement and a Retention Agreement with Mr. Thomas, each dated as of May 24, 2006. The Indemnification Agreement provides that Deephaven Capital Management will indemnify Mr. Thomas against all costs, judgments, penalties, fines, liabilities, amounts paid in settlement by or on behalf of Mr. Thomas, and expenses incurred by Mr. Thomas in connection with any proceeding by reason of the fact that Mr. Thomas is or was serving at the request of Deephaven Capital Management as a Nominee. The Indemnification Agreement only covers Mr. Thomas' service as a Nominee and not, if elected, as a director of the Company. The Retention Agreement provides for compensation to Mr. Thomas in the amount of $25,000 for his agreeing to serve as a Nominee. The compensation provided by the Retention Agreement is only for service as a Nominee and not, if elected, as a director of the Company.


         Matthew Hallbower

         Mr. Halbower has been a portfolio manager at Deephaven Capital Management LLC since November 2001 and the portfolio manager of Deephaven Event Trading Ltd. since April 2004. From January 2000 to July 2001, he was a portfolio manager at Citadel Investment Group. Mr. Halbower is 37 years old.

         As an employee of Deephaven Capital Management, Mr. Halbower is entitled to indemnification from Deephaven Capital Management in connection with any proceeding by reason of the fact that Mr. Halbower is or was serving at the request of Deephaven Capital Management as a Nominee.

         Mr. Halbower does not directly own any shares of common stock of the Company. However, because of his position at Deephaven Capital Management, as described above, Mr. Halbower may be deemed to be an indirect beneficial owner of the Shares.


         Mark H. Rose

         Mr. Rose has been a research analyst and assistant portfolio manager at Deephaven Capital Management LLC since February 2005. He was a research analyst and fund manager at Providence Capital from August 2003 to February 2005. From June 2002 to August 2003, Mr. Rose was a credit derivative sales specialist at Goldman, Sachs & Co. From September 1999 to June 2002, he was a research analyst covering the telecommunications industry at Goldman, Sachs. Mr. Rose is 39 years old.

         As an employee of Deephaven Capital Management, Mr. Rose is entitled to indemnification from Deephaven Capital Management in connection with any proceeding by reason of the fact that Mr. Rose is or was serving at the request of Deephaven Capital Management as a Nominee.

         Mr. Rose does not directly own any shares of Common Stock of the Company. However, because of his position at Deephaven Capital Management, as described above, Mr. Rose may be deemed to be an indirect beneficial owner of the Shares.

         *Except as set forth above, the information called for by the other relevant items of Regulation 14A is "not applicable" or "none," as appropriate, for each of the Nominees.

                                  Attachment B

                                Nominee Consents

                                  See attached.

                       WRITTEN CONSENT OF NOMINEE TO BE NAMED
                  IN A PROXY STATEMENT AND TO SERVE AS A DIRECTOR



         I, Edmond J. Thomas, hereby consent to being named as a nominee for the Board of Directors of UbiquiTel Inc. (the "Company") with any proxy, consent or information statement issued relating to the election of directors of the Company at the 2006 Annual Meeting or otherwise. Furthermore, I agree to serve as a director of the Company is so elected.

         Dated as of this 24th day of May, 2006.



                                                 \s\ Edmond J. Thomas
                                                 Edmond J. Thomas

                      WRITTEN CONSENT OF NOMINEE TO BE NAMED
                 IN A PROXY STATEMENT AND TO SERVE AS A DIRECTOR



         I, Matthew Halbower, hereby consent to being named as a nominee for the Board of Directors of UbiquiTel Inc. (the "Company") with any proxy, consent or information statement issued relating to the election of directors of the Company at the 2006 Annual Meeting or otherwise. Furthermore, I agree to serve as a director of the Company is so elected.

         Dated as of this 24th day of May, 2006.



                                                \s\ Matthew Halbower
                                                Matthew Halbower

                      WRITTEN CONSENT OF NOMINEE TO BE NAMED
                 IN A PROXY STATEMENT AND TO SERVE AS A DIRECTOR



         I, Mark H. Rose, hereby consent to being named as a nominee for the Board of Directors of UbiquiTel Inc. (the "Company") with any proxy, consent or information statement issued relating to the election of directors of the Company at the 2006 Annual Meeting or otherwise. Furthermore, I agree to serve as a director of the Company is so elected.

         Dated as of this 24th day of May, 2006.



                                                \s\ Mark H. Rose__
                                                Mark H. Rose

Deutsche Bank




May 24, 2006

Deephaven Event Trading Ltd.
Deephaven Distressed Opportunities Trading Ltd.
MA Deep Event Ltd.
c/o Deephaven Capital Management LLC
130 Cheshire Lane, Suite 102
Minnetonka, MN  55305
Attn: Mark Rose

Re:      UbiquiTel Inc.


Dear Mr. Rose:


In response to your recent request, please find a list of Deephaven legal entities, their respective Deutsche Bank prime brokerage custody account numbers and the number of shares of UbiquiTel Inc. common stock beneficially owned by such entity and held in Deutsche Bank's DTC account as of May 24, 2006:


Legal Entity                                   Account Number   Number of Shares

Deephaven Distressed Opportunities Trading Ltd.   10600712          4,063,550

Deephaven Event Trading Ltd.                      10600727         11,329,796

MA Deep Event Ltd.                                10600738          1,090,956

In addition, please find a list of Deephaven legal entities, their respective Deutsche Bank prime brokerage custody account numbers and the number of shares of UbiquiTel Inc. common stock beneficially owned by such entity and held in Deutsche Bank's DTC account as of May 11, 2006:


Legal Entity                                   Account Number   Number of Shares

Deephaven Distressed Opportunities Trading Ltd.   10600712         3,930,972

Deephaven Event Trading Ltd.                      10600727        10,991,079

MA Deep Event Ltd.                                10600738         1,060,848

If you have any further questions regarding the foregoing, please contact Timothy Lennon at (212) 250-5287.



Very truly yours,
Deutsche Bank Securities Inc.




By:     /s/ Timothy J. Lennon
        _______________________________
Name:    Timothy J. Lennon
Title:   Vice President/GPS